CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Biglari Holdings Inc. (formerly The Steak n Shake Company, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for income tax uncertainties) and the effectiveness of Biglari Holdings Inc.’s internal control over financial reporting dated December 14, 2009, appearing in the Annual Report on Form 10-K of Biglari Holdings Inc. for the year ended September 30, 2009.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
April 23, 2010